UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

________________

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 22, 2013

TIME WARNER INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-15062	13-4099534
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

One Time Warner Center, New York, New York 10019
(Address of Principal Executive Offices) (Zip Code)

212-484-8000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported by Time Warner Inc. (the “Company”) in its Current Report on Form 8-K dated July 22, 2013 and filed with the Securities and Exchange Commission on July 26, 2013 (the “Initial Form 8-K”), the Company announced on July 22, 2013 that Howard M. Averill will serve as Executive Vice President and Chief Financial Officer of the Company beginning January 1, 2014 and as Senior Vice President and Deputy Chief Financial Officer of the Company from September 2013 through December 31, 2013.

This Current Report on Form 8-K/A is being filed as an amendment to the Initial Form 8-K to provide the information regarding Mr. Averill’s compensatory arrangement with the Company.

On December 6, 2013, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Averill reflecting terms approved by the Compensation and Human Development Committee of the Board of Directors of the Company.  The Employment Agreement has a term ending on December 31, 2016 and provides for compensation for Mr. Averill as follows: (a) annual salary of $1.0 million and a target bonus equal to 100% of his annual salary for 2013 (pro-rated for the period from September 3, 2013 through December 31, 2013) and (b) beginning January 1, 2014 when Mr. Averill becomes Executive Vice President and Chief Financial Officer, an annual salary of $1.2 million, an annual discretionary cash bonus with a target value equal to 200% of his annual salary, and annual long-term incentive compensation with a target value of $3.5 million.  The Company will also make a $1.75 million cash payment to Mr. Averill prior to December 31, 2013 to compensate Mr. Averill for an incentive award that he forfeited as a result of moving from Time Inc. to the Company.

If Mr. Averill’s employment were terminated by the Company without cause or due to a material breach by the Company, Mr. Averill would have a severance period of either (i) two years if the termination occurs prior to the end of the term or (ii) one year if the termination occurs on or after the end of the term.  During the applicable severance period, Mr. Averill would be paid base salary and an amount equivalent to his average bonus (calculated as provided in the Employment Agreement), and  Time Warner stock options granted to Mr. Averill would continue to vest under the terms of the applicable award agreements.  In addition, stock options granted to Mr. Averill on or after the effective date of the Employment Agreement that have vested by the end of the severance period would remain exercisable for a period of three years following the end of the severance period or, if earlier, the date Mr. Averill became employed by another entity.

While he is employed by the Company and for one year following the termination of his employment, Mr. Averill will be subject to non-compete provisions that prohibit him from providing services to, serving in any capacity for, or owning certain interests in an entity that competes with the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME WARNER INC.
By:	/s/ Edward B. Ruggiero
	Name:	Edward B. Ruggiero
	Title:	Senior Vice President and Treasurer

Date:  December 10, 2013